EXHIBIT 10.14


                   FIRST NATIONAL BANK OF NORTHERN CALIFORNIA
                               975 EL CAMINO REAL
                          SOUTH SAN FRANCISCO, CA 94080



July 20, 2000



{Employee Name}
{Employee Title}
First National Bank of Northern California


         Re:   Management Continuity Agreement

Dear _____________________:

         First National Bank of Northern California, a national banking association (the "Bank"), considers the establishment and maintenance of a sound and vital management to be essential to protecting and enhancing the best interests of the Bank. The Bank recognizes that the possibility of a change in control of the Bank may arise in the future and that the uncertainty and questions which such possibility may raise among management may result in the departure or distraction of management personnel to the detriment of the Bank. Accordingly, the non-management members of the Bank's Board of Directors (the "Board") have determined that it is imperative to be able to rely upon management's continuance and that appropriate steps should be taken to reinforce and encourage your continued attention and dedication to your assigned duties without distraction in the face of the potentially disturbing circumstances arising from the possibility of a change in control.

         In order to induce you to remain in the employ of the Bank, this letter agreement sets forth the benefits which the Bank agrees will be provided to you in the event that there is a "Change in Control" (as defined in Section 1 hereof) and the "Constructive Termination" or the "Actual Termination" of your employment (as defined in Section 3 hereof).

         1. Change In Control. No benefits shall be payable hereunder unless there shall have been a Change in Control, as set forth below. For purposes of this Agreement, a "Change in Control" shall mean a change in control of a nature that would be required to be reported in response to Item 6(e) of
Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or in response to any other form or report to the Securities and Exchange Commission or any stock exchange on which the Bank's shares are listed which requires the reporting of a change in control; provided that, without limitation, such a Change in Control shall be deemed to have occurred if (i) any "person" (as such term is used in the Exchange Act) is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 25% or more of the combined voting power
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of the Bank's then outstanding securities; or (ii) any "person" (as such term is used in the Exchange Act), other than the Bank, is or becomes the beneficial owner, directly or indirectly, of securities of the Bank representing 25% or more of the combined voting power of the Bank's then outstanding securities; or
(iii) in any one year period, individuals who at the beginning of such period constitute the Board of Directors of the Bank cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by the Bank's shareholders, of each new director is approved by a vote of at least three-quarters of the directors then still in office who were directors at the beginning of the period; or (iv) a majority of the members of the Board in office prior to the happening of any event determines in its sole discretion that as a result of such event there has been a Change in Control.

         2. Term. The term of this Agreement shall commence immediately upon the date hereof and, unless terminated earlier pursuant to Section 5(ii) hereof, shall continue for two (2) years. Upon the occurrence of the first annual anniversary date of this Agreement, and on each anniversary date thereafter, the term of this Agreement shall be deemed automatically extended for an additional year, unless written notice of nonrenewal is furnished by you or by the Bank prior to such anniversary date. Written notice of nonrenewal of this Agreement will take effect at the conclusion of the term of this Agreement. Such notice shall be furnished in accordance with Section 6 of this Agreement.

         3.       Definitions.

                  (i) Constructive Termination. For the purposes of this Agreement, "Constructive Termination" shall mean your resignation of employment with the Bank within a period of two(2) years after a Change in Control due to a great diminution or adverse change in the circumstances of your employment, such as your duties, responsibilities, compensation or location of employment.

                  (ii) Cause. For the purposes of this Agreement, "Cause" shall include, without limitation, embezzlement, fraud, dishonesty, deliberate disregard of any State of California or federal banking laws, or of the By-laws, rules, resolutions or policies of the Board, or of the laws, rules or regulations of the Federal Deposit Insurance Corporation, the Board of Governors of the Federal Reserve System or the Office of the Comptroller of the Currency, or in the event that any federal banking authority determines that you are not suitable to act as an officer or employee of the Bank. "Cause" shall also include your conviction for any felony or crime involving moral turpitude, your disclosure without authority of any secret or confidential information concerning the Bank, or any action by you which, in the Board's discretion to determine, constitutes unfair competition with or induces any customer to breach any contract with the Bank. In the event that you are terminated for Cause, you shall have no rights under this Agreement.

                  (iii) Actual Termination. For the purposes of this Agreement, "Actual Termination" shall mean the termination of your employment by the Bank, other than for cause, within a period of one (1) year after a Change in Control.

                  (iv) Date of Termination. "Date of Termination" shall mean either: (A) the date of Constructive Termination; or (B) the date of Actual Termination; or (C) if a dispute exists concerning the date of Constructive Termination or the date of Actual Termination, the Date of Termination shall be the date as finally determined, either by mutual written agreement of the parties or a binding and final arbitration award or by a final judgment, order or decree of a court of competent jurisdiction (the time for appeal therefrom having expired and no appeal having been perfected).

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         4.       Benefit.

                  (i) Amount of Benefit. The Bank shall pay you within ten days following the Date of Termination a severance benefit calculated as follows:

         Severance benefit in dollars = Two x Base Annual Salary

         For purposes of this Agreement, "Base Annual Salary" shall be the regular compensation paid by the Bank to you which was included in gross income for federal income tax purposes for the twelve (12) months ending immediately prior to the Change in Control.

         The severance benefit described above shall be subject to reduction for each month and portion thereof of your continued employment without Constructive or Actual Termination by the Bank or any successor entity following a period of two (2) months after a Change in Control up to the expiration of two (2) years following a period of two (2) months after such Change in Control in the case of Constructive Termination and one (1) year following a period of two (2) months after such Change in Control in the case of Actual Termination.

         In the event your employment without Constructive or Actual Termination by the Bank or any successor entity continues for the entire two (2) years in the case of Constructive Termination, or one (1) year in the case of Actual Termination, following a period of two (2) months after such a Change in Control, no severance benefit shall be payable pursuant to this Agreement.

                  (ii) Timing of Benefit. Instead of a single lump sum payment, the Bank may elect to have the benefit (calculated in accordance with the formula set forth above) paid to you in monthly installments over the period not exceeding two (2) years following the Date of Termination. The first installment in any such deferred payment period shall be made at the end of the month in which the Date of Termination occurs and subsequent installments shall be paid at the end of each month following the first installment until the end of the deferred payment period which the Bank elected. Such election is to be communicated by notice as provided in Section 6 below and shall specify the number of months over which the benefit is to be paid. Such election may be modified or revoked by notice given to you as provided in Section 6. No election, modification or revocation of such election will be made after the Date of Termination.

                  (iii) Other Benefits Payable. The benefit described in subsection (i) above shall be payable in addition to, or not in lieu of, all other accrued or vested or earned but deferred compensation, rights, options or other benefits which may be owed to you following termination of employment, including but not limited to accrued vacation or sick pay, amounts or benefits payable under any employment agreement or any bonus or other compensation plans, stock option plan, stock ownership plan, stock purchase plan, life insurance plan, health plan, disability plan or similar plan.

                  (iv) Payment Obligations Absolute. Upon the Date of Termination, the Bank's (and its successor's) obligation to pay the benefits described herein shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Bank (and its successor) may have against you or anyone else.

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                  (v)      Legal Fees. In the event of arbitration or litigation
concerning this Agreement, the prevailing party shall be entitled to recover from the other party all costs and expenses including reasonable attorney's fees, incurred in such arbitration or litigation.

                  (vi) Mitigation. You shall not be required to mitigate the amount of any payment provided for in this Section 4, nor shall the amount of any payment provided for in this Section 4 be reduced or offset in any way whatsoever by any amount received by you for any reason whatsoever from the Bank (or its successor) or another employee or otherwise after the Date of Termination.

                  (vii) Indemnification. For claims made within one (I) year of the Date of Termination, you shall be indemnified under the Bank's Articles of Association and Bylaws and covered by the directors' and officers' liability insurance, the fiduciary liability insurance and the professional liability insurance policies that are the same as, or provide coverage at least equivalent to, those the Bank carries.

         5.       Successors; Termination of Agreement.

                  (i) The Bank will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Bank to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Bank would be required to perform it if no such succession had taken place. Failure of the Bank to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement. As used in this Agreement, "Bank" shall mean the Bank as hereinabove defined and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section 5 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

                  (ii) This Agreement shall terminate automatically upon the occurrence of any of the following events: (A) your termination of employment from the Bank, at any time, for Cause; or (B) your death, except that if you should die while you are entitled to receive any amounts under this Agreement but which are unpaid at your date of death, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee, or other designee or, if there be no such designee, to your estate and this Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

         6. Notice. For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid. All notices to the Bank shall be directed to the Board and all notices to you shall be directed to you at your address of residence on file with the Bank, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

         7. Excess Parachute Payments. If all or any portion of the amounts payable to you under this Agreement, either alone or together with other payments which you have the right to receive from the Bank, constitute "excess parachute payments" within the meaning of Section 280G of the internal Revenue Code of 1986, as amended (the "Code"), that are subject to the excise tax imposed by Section 4999 of the Code (or similar tax and/or assessment), the Bank (and its successor) shall increase the amounts payable hereunder to the extent necessary to place you in the same after-tax position as you would have been in had no such excise tax been imposed on the payments hereunder. The determination

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

of the amount of any such excise taxes shall initially be made by the independent accounting firm employed by the Bank immediately prior to the Change in Control.

         If at a later date it is determined (pursuant to final regulations or published rulings of the IRS, final judgment of a court of competent jurisdiction or otherwise) that the amount of excise taxes payable by you is greater than the amount initially so determined, then the Bank (or its successor) shall pay you an amount equal to the sum of such additional excise taxes, any interest, fines and penalties resulting from such underpayment, plus an amount necessary to substantially reimburse you for any income, excise or other taxes payable by you with respect to such amounts.

         8. Miscellaneous. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by you and the Chairman of the Board of Directors or such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement shall not affect your rights under any pension, welfare or fringe benefit arrangements or any employment agreement of the Bank under which you are entitled to receive any benefits. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California. The provisions of this Agreement, and any payment provided for hereunder, shall not reduce any amounts otherwise payable, or in any way diminish your existing rights, or rights which would accrue solely as a result of the passage of time, under any employment agreement or other contract, plan or arrangement with the Bank.

         9. Validity. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

         10. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

         11. Withholding of Taxes. The Bank may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or government regulation or ruling.

         12. No Employment Right. Nothing contained in this Agreement shall confer upon you the right to continue in the employ of or in the status as an officer of the Bank, nor limit in any way the right of the Bank to terminate your employment or status as an officer at any time.

         13. Nonassignability This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder, except as provided in Section 5 above. Without limiting the foregoing, your right to receive payments hereunder shall not be assignable or transferable, whether by pledge, creation of a security interest or otherwise, other than by a transfer by will or by the laws of descent and distribution. In the event of any attempted assignment or transfer contrary to this Section, the Bank shall have no liability to pay any amounts so attempted to be assigned or transferred.

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         14.      Arbitration.

                  (i) Any disagreement, dispute, controversy or claim arising out of or in any way related to this Agreement or the subject matter thereof or the interpretation hereof or any arrangements relating hereto or contemplated herein or the breach, termination or invalidity hereof shall be settled exclusively and finally by arbitration.

                  (ii) The arbitration shall be conducted in accordance with the Commercial Arbitration Rules (the "Arbitration Rules") of the American Arbitration Association (the "AAA") then in effect.

                  (iii) The arbitral tribunal shall consist of one arbitrator. The parties to the arbitration jointly shall directly appoint such arbitrator within 30 days of initiation of the arbitration. If the parties shall fail to appoint such arbitrator as provided above, such arbitrator shall be appointed by the AAA as provided in the Arbitration Rules and shall be a person who (A) maintains his or her principal place of business or residence in Northern California and (B) is a retired judge of the State of California.

                  (iv) The arbitration shall be conducted in San Francisco, California or in any other city in the United States of America as the parties to the dispute may designate by mutual written consent.

                  (v) Any decision or award of the arbitral tribunal shall be final and binding upon the parties to the arbitration proceeding. The parties hereto hereby waive to the extent permitted bylaw any rights to appeal or to review of such award by any court or tribunal. The parties hereto agree that the arbitral award may be enforced against the parties to the arbitration proceeding or their assets wherever they may be entered in any court having jurisdiction thereof.

                  If this letter correctly sets forth our agreement on the subject matter hereof, kindly sign and return to the Bank the enclosed copy of this letter which will then constitute our agreement on this subject.

                                       Sincerely,

                                       FIRST NATIONAL BANK
                                       OF NORTHERN CALIFORNIA


                                       By:
                                          -------------------------------


                                       Title:
                                             ----------------------------


Agreed to this ________day of ________, 2000.



By:
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